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                                                                   Exhibit 10.17

                          PURCHASE AND SALES AGREEMENT

This Purchase and Sales Agreement ("Agreement") is made and entered into as of the 28th day of August of 2000, between MINERA ANDES S.A., represented by Mr. Jorge Vargas, domiciled at Peru 930, Piso 2(o), 5500, Mendoza, Argentina (hereinafter "MA" ), and CORDON LELEQUE S.A., represented by Mr. Carlos J. Miguens, domiciled at Av. Alem 1050, 6th floor, Capital Federal, Argentina (hereinafter "CL").

                                     Recital

A. MA holds mineral rights and cateos on the following properties (hereinafter the "PROPERTIES") described in Appendix I attached hereto:

      i)      Mina Leon I                 (Expediente No 13.107/97);
      ii)     Mina Leon II                (Expediente No 13.108/97);
      iii)    Cateo "Leleque"             (Expediente No 13.123/97);

B. MA desires to sell its interest in such PROPERTIES and CL desires to purchase such interest in the PROPERTIES and related rights and agreements on the terms and subject to the conditions contained in the Agreement.

                                    Agreement

Now, therefore, for and in consideration of mutual covenants contained herein, the parties agree as follows:

ARTICLE ONE: Purchase Price and Payment

1.1 CL will pay to MA, the sum of US$250,000 payable as set forth below (all dollar amounts stated herein shall be in United States dollars) and shall be payable to MA as provided for in Article 13.1: (i) upon signing this Agreement, the sum of US$10,000; (ii) on or before 6 months from the date of this Agreement, the sum of US$10,000; (iii) on or before 12 months from the date of this Agreement, the sum of US$20,000; (iv) on or before 18 months from the date of this Agreement, the sum of US$20,000; (v) on or before 24 months from the date of this Agreement, the sum of US$20,000;
      (vi) on or before 30 months from the date of this Agreement, the sum of US$20,000; (vii) on or before 36 months from the date of this Agreement, the sum of US$30,000; (viii) on or before 42 months from the date of this Agreement, the sum of US$30,000; (ix) on or before 48 months from the date of this Agreement, the sum of US$90,000.

      Notwithstanding the above mentioned, CL may cancel the Purchase Price balance in any time within 48 months from the date of this Agreement.


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1.2   If any of the dates for payment established in Article 1.1 above should fall on a holiday, non-working or non-business day, such payment will be made on the first business or working day following that date.

1.3   Within 30 days after CL has made all the payments established in Article
      1.1. above MA shall assign and transfer to CL all rights, title and interest MA may have in and to the PROPERTIES and to perform any act or activity that may be necessary to register such assignment in the records of the Mining Registry as provided in Article 3.1. below.

ARTICLE TWO: Production Royalty

2.1 Through the useful life of any mine within the PROPERTIES developed, CL will pay to MA a production royalty equivalent to two percent (2.0%) "Net Smelter Return Royalty" on the terms and conditions established in Appendix II -attached hereto (hereinafter "Royalty").

2.2 Should MA wish to transfer its right to the Royalty, it will give notice in writing to CL of the transfer desired to be performed, indicating the name and address of the acquirer, the price and terms of sale.

ARTICLE THREE: Grant of Rights

3.1 MA agrees to give notice to the Direction of Mines of the Province of Chubut, by Public Notary, of this Purchase and Sales Agreement, in order to proceed to register such notice in the respective records and carry out all the other formalities that may be required. MA will also prepare a letter to the Direction of Mines requesting that CL be granted the same rights granted MA regarding the PROPERTIES.

3.2 If for any reason the Direction of Mines will not accept this Agreement and it can not be registered, without conditions, within sixty (60) days in the respective records in the name of CL after first giving written notice to MA, CL may elect to terminate this Agreement and be released from the obligations resulting therefrom. Such election must be made within 90 days of the date of this Agreement.

3.3 If the Agreement is terminated as provided for in Article 3.2., MA agrees to return to CL, within a period of not more than thirty (30) days from notification of termination, the initial payment of US$10,000 made by CL.


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ARTICLE FOUR: Termination by CL

4.1 At its own discretion and at any time, after giving written notice to MA at least 10 days in advance, CL may terminate this Agreement and shall reassign to MA the rights subject to this Agreement, and in good standing with the Direction of Mines of the Province of Chubut.

      a) MA will retain all sums of money that, for any reason, were paid by CL prior to such termination and reassignment under this Agreement.

      b) The obligation of CL to make the payments pending pursuant to Articles 1.1 and 2.1 of this Agreement, will be extinguished 10 days after the date of the notice of termination.

      c) CL will deliver to MA copies of all technical information obtained in the area subject of this Agreement.

      d) CL will give notice in writing to the Direction of Mines of the Province of Chubut of its decision to terminate the Agreement established herein and CL agrees to pay any and all taxes and rates that may be due.

      e) CL may remove from the area described in Appendix I the movable properties, equipment, instruments, machinery, components and other property.

      f) CL may remove from the area all the improvements which are susceptible to being removed.

      g) CL shall remain responsible for reclamation of all disturbances caused by its activities in the area, on any other contingent environmental liabilities that may arise as a result of its activities.

      h) CL shall remain responsible for any existing or contingent liabilities which arise from its occupancy of surface lands and any and all agreements with surface landowners.

ARTICLE FIVE: Rates, Taxes, Rent, Work Commitment

5.1 The provincial taxes and the municipal rates accrued until the date of the execution of the Agreement, will be paid by MA, thereafter to be paid by CL.

5.2 The mining rent (canon) accrued until the date of this Agreement will be paid by MA, thereafter to be paid by CL.

5.3   Any Stamp Tax that is assessed on this agreement will be paid by CL.

5.4 CL may withhold from payments due MA those sums due to CL for the payments that must be made as provided for in this Article 5 which are for the account of MA and have not been paid by it.

5.5 CL shall be responsible for any and all work commitments that may be required by the Direction of Mines for the cateos and for any new mines that may be developed during the term of this agreement.


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ARTICLE SIX: Assignment of Rights

6.1 CL may assign this agreement without needing a consent of MA. Prior to any assignment being effective, the new assignee will agree in writing to be bound by all the terms and conditions of this agreement, and specifically as provided for in Articles 1.1, 2.1, and 5 of the Agreement.

ARTICLE SEVEN: Terms of Payment

7.1   The payment of any sums of money, other than those established in Article
      5.4 above, that CL owes to MA must be made by transfer to MA's account provided for in Article 13.1. Each party will be responsible for their own taxes, assessments, charges and rates applicable to the payments.

ARTICLE EIGHT: Representations and warranties of MA and CL

8.1   MA represents, assures and warrants that:

      a) It is the only title holder, beneficiary and owner of the mining rights subject to this Agreement and which are indicated in Appendix I, and that the area corresponds to what is stated by the Register of the Director of Mines of Province of Chubut in the sketch attached;

      b) The formalities of the mining records described in Appendix I of the Direction of Mines of the Province of Chubut do not record any irregularities and they are under formal proceedings, according to the legal and regulatory provisions applicable thereto.

      c) It is legally authorized to enter into this Agreement, and MA is not inhibited, nor are the rights herein transferred, subject to embargo, easement, encumbrance of rights of third parties that prevent, condition, or restrict the free availability of the mining rights subject thereof, nor has it encumbered, assigned and/or transferred in any way to third parties, fully or partially, such rights or petitions granted by the Mining Authority or requested from it.


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      d)    There are no known preexisting and/or subsisting mining rights of third parties with respect to the mining rights herein assigned, nor present or imminent claims, nor basis for claims, and it has no knowledge that there are third parties that claim rights or that could in some way file an objection against the rights subject to this Agreement.

      e) All the taxes and/or rates (including the rent) have been paid in connection with the mining rights that are assigned hereby, and there is no sum owing for any concept;

      f) If MA hereafter acquires any interest in any part of the area of the PROPERTIES ( "the area" ) or over zones that are free or become freed within the area, either personally or through third parties, such interest shall be deemed a part of this Agreement and the description shall be deemed amended to include such interest.

      g) There is no known environmental disturbance on the PROPERTIES subject to this Agreement.

8.2 If CL hereafter, and for a period of 2 years after the termination of this Agreement, acquires any interest in any part of the area or over zones that are free or become freed within the area, either personally or through third parties, such interest shall be deemed a part of this Agreement and the description shall be deemed amended to include such interest.

      This specifically includes any manifestaciones de descubrimiento filed by CL or reacquisition of any land dropped as a result of Direction of Mines required reduction of cateo size.

ARTICLE NINE: Indemnity

9.1 CL shall indemnify and save harmless MA from and against any and all claims, demands, expenses (including attorney fees), suits or causes of action in law or equity for damages and injuries (including death) occurring on or about the PROPERTIES and arising solely and directly out of CL's operations on the PROPERTIES.

ARTICLE TEN: Default

10.1 In the event of default in the payment of the price established in Article 1.1, MA must give notice in writing to CL demanding payment of the sum owed plus interest (interest shall be calculated at 12% per annum) for a period of not less than fifteen (15) business days since the date when the payment was due.


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10.2  If the sums owed by virtue of Article 1.1 are not paid as established herein, MA may terminate this agreement due to default in the payment obligation, in which case:

      a) MA will keep all the payments made by CL, regardless of the nature or reason.

      b) CL must deliver to MA the possession of the area within ninety (90) days from the date of termination of the Agreement, for which purpose it binds itself also to formalize the corresponding assignment within the same period for the purpose of reinstating the mining rights herein assigned.

      c) CL may remove from the area all its PROPERTIES and all the improvement susceptible of being removed within the same ninety (90) day period.

      d) CL shall remain responsible for the reclamation of all disturbances caused by CL's activities on the PROPERTIES.

10.3 In the event CL does not pay the Royalty provided for in Article 2.1 in the periods therein established, after sending written notice to correct such default in a period of not less than 15 days, MA may file the corresponding action to claim payment. In no event will MA claim the termination of the Agreement or require the assignment of the mining rights herein assigned for this reason unless and until the resolution of any conflict as provided in Article 20 in favor of MA and CL continues to not pay the Royalty.

10.4 CL may during the period of sixty (60) days following the signing of this Agreement investigate the representations and warranties made herein by MA. Should any of these representations and warranties be inaccurate or false, CL may (i) opt to terminate this Agreement and claim return of the sums previously paid, or (ii) keep it effective and continue with the existing terms of this Agreement.

ARTICLE ELEVEN: Cooperation in Administrative and Judicial Proceedings

11.1 MA binds itself to provide its cooperation and to execute any documents that may be required at the request of CL in the fulfillment of all the administrative and judicial proceedings enforceable by the competent authorities and the registration of the mining rights inherent to the applications for prospecting, permits and manifestations of discovery.


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ARTICLE TWELVE: Language; Governing Law

12.1 This Agreement is executed in English and English shall be the language to govern. A Spanish language translation of this Agreement approved by the parties shall be recorded in the Mining Registry of the proper Argentine jurisdiction. The cost of such translation and registration shall be borne and paid by CL. All matters concerning title to Agreement Property, including the acquisition, transfer and abandonment of mineral, surface and water rights, and contract law shall be governed by Argentinean law.

ARTICLE THIRTEEN: Place of Payment

13.1 CL promises to make the agreed payments by cash, check or wire transfer in United States dollars to the bank account specified by MA indicated below :

                                    Bank Name :    Washington Trust Bank
                                    Routing #:     125100089
                                    Account # :    1001415116
                                    Company :      Minera Andes Inc.

ARTICLE FOURTEEN: Notices

14.1 All notices required or permitted to be given by a party under this Agreement shall be in writing and in the English language, and (unless some other mode of giving notice is specified or accepted in writing by the recipient) shall be effective (a) when personally delivered during normal business hours to the addressee at its principal address, (b) on the date of receipt specified in any return receipt, if it shall have been deposited in the mails, certified or registered with return receipt requested and postage thereon fully prepaid, addressed to the addressee at its principal address or (c) on the day it shall have been given by facsimile transmission to the addressee at its principal address, whichever otherwise specified by notice, the addressee for any notice shall be:

                  MA in:
                      Mr. Jorge Vargas
                      Peru 930, Piso 2(o)
                      5500, Mendoza, Argentina

                  CL in:
                      Mr. Diego Bauret
                      Av. L. N. Alem 1050, Piso 6
                      ( 1001 ) Ciudad de Buenos Aires
                      Capital Federal, Argentina


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ARTICLE FIFTEEN: Binding Effect

15.1 This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal successors and permitted assigns.

ARTICLE SIXTEEN: Entire Agreement

16.1 This Agreement, including the scheduled attached hereto, sets forth the entire understanding of the parties with respect to the matters set forth herein as of the date hereof and supersedes all prior oral or written discussions and understandings between them.

ARTICLE SEVENTEEN: Construction and Interpretation

17.1 This Agreement is the result of negotiations between the parties, and the terms and provisions hereof shall be interpreted and construed in accordance with their usual and customary meanings. The captions or headings of articles or sub-articles of this Agreement are for purposes of reference only and shall not limit or define meaning of any provision of this Agreement.

ARTICLE EIGHTEEN: Amendments, Waivers, etc.

18.1 This Agreement may not be amended or modified except by a written instrument signed by all of the parties. No party shall be bound by any modification, amendment of this Agreement or waiver of any provision hereof unless such modification, amendment or waiver is set forth in a written instrument signed by each of the parties. Except as otherwise provided in this Agreement, failure on the part of any party to exercise any right hereunder or to insist upon strict compliance by any other party with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition. No provision of this Agreement shall be construed to be a waiver by any of the parties of any rights or remedies such party may have against any other party for failure to comply with the provisions of this Agreement and, except as provided in
      Article 20 or otherwise expressly provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or now or hereafter existing at law or in equity.


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ARTICLE NINETEEN: Further Assurances

19.1 Either party, at any time upon request of the other, shall execute and acknowledge in form required by law for recording or registering with the proper person and shall deliver to the requesting party such notices, deeds or other instruments incorporating, referring to or carrying out the provisions of this Agreement as the requesting party may reasonably deem necessary in order to preserve and protect its interest under this Agreement or to effectuate the provisions hereof.

ARTICLE TWENTY: Arbitration

20.1 Any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the execution, validity, interpretation, implementation, breach or termination of this Agreement shall be settled by non-binding mediation or by binding arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce, being conducted in English in New York, New York, USA. All notices in connection with the arbitration or mediation, including the notice of arbitration or mediation and the response thereto, shall be served in the same manner as provided for notices generally under this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers and or representatives thereunto duly authorized as of the date first above written.

MINERA ANDES                                 CORDON LELEQUE S.A.


/s/ Jorge Vargas                             /s/ Carlos Miguen
-----------------------------                ----------------------------
By: : Mr. Jorge Vargas                       By :  Mr. Carlos Miguens
Its:  President                              Its:  President


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                                 A P P E N D I X


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APPENDIX I - Description and documentation of the properties and map of location.

Mina Leon I                  (Expediente No 13.107/97);
Mina Leon II                 (Expediente No 13.108/97);
Cateo "Leleque"              (Expediente No 13.123/97);

(LOCATION MAP)


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APPENDIX II - PRODUCTION ROYALTY - NET SMELTER ROYALTY

      In the event that CL mines and sells minerals from the PROPERTIES, CL shall, subject to all of the terms and conditions, provisions and agreements in said Agreement, pay to MA percentage royalty payments equivalent to two percent (2.0%) of the amount of the payments received by CL from the smelter or other purchaser for the ores mined and removed from the PROPERTIES described on Appendix I and sold either in their raw, crude form, or as concentrates, less the following deductions: (1) the deductions made by purchaser for sampling, assays and penalties; (2) less all costs of freight, transportation and haulage;
(3) less any taxes attributable to MA's interest including, but not limited to, any production taxes, severance taxes, and sales privilege and other taxes measured by production or the value of production; and (4) less all smelting costs, refining costs, treatment charges and penalties for impurities and charges for refining, marketing and selling.

      If the ores shall be sold in their crude state (or as concentrates), then the above stated percentage shall be applied to their fair market value in the area of the PROPERTIES of crude ore of like grade and quality in raw form at the mine before any milling, treatment or beneficiation. In the event there is an independent smelter or other purchaser reasonably available to CL at the time of use by CL of the ore or concentrate, then said fair market value shall be determined by amounts of which would have been realized (less the deductions provided above) had the sale been made to such smelter or other purchaser.

      If any of the ore mined and removed from the PROPERTIES by CL is upgraded, processed, or otherwise treated in any way for CL pursuant to a custom milling or processing arrangement, title to the crude ore shall be deemed to have been beneficiated, processed or treated by CL.

      The term "concentrates" as used herein means the product derived from beneficiation of crude ores through smelting, refining and/or any other treatment processes to upgrade ore or more of the valuable constituents thereof.

      All of the payments provided in this Appendix II shall be due and payable within thirty (30) days after the end of each calendar quarter within which ores or concentrates have been mined and removed from the PROPERTIES and sold or used. Such payments shall be accompanied or preceded by statements indicating the quantities and values of the ores mined and removed. Payment of the amount due under any statement shall not prejudice the right of MA to protest or question the correctness thereof. All statements rendered to MA by CL shall be conclusively presumed to be true and correct after one hundred eighty (180) days from the end of the calendar quarter to which such statement applies, unless within said one hundred eighty-day period, MA takes exception thereto and makes written claim on CL for adjustment. Failure on the part of MA to make such claim for adjustment in such period shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.


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